EXHIBIT 10.3

LIMITED LIABILITY COMPANY
OPERATING AGREEMENT
OF
BIOBALANCE LLC

This Limited Liability Company Operating Agreement of BioBalance LLC (the “Company”), a limited liability company organized pursuant to the Delaware Limited Liability Company Act, 6 Del. C Section 18-101 et seq., as amended from time to time (the “Act”), is entered into as of August 12, 2008, and shall be effective as of July 25, 2008, among the parties hereto, as Members (as defined below).

WHEREAS, the Company was formed pursuant to the provisions of the Act on July 24, 2008; and

WHEREAS, the Members desire to establish their respective rights and obligations in respect of the business and operation of the Company;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree to enter into and organize the Company as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement unless the context clearly indicates otherwise, the following terms shall have the following meanings:

“Act” is defined in the Preamble.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Taxable Year, after giving effect to the following adjustments:

(i) increase such Capital Account by any amounts which such Member is obligated to contribute to the Company (pursuant to the terms of this Agreement or otherwise) or is deemed to be obligated to contribute to the Company pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) reduce such Capital Account by the amount of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means, with respect to a specified Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any officer, director, member or general partner of such Person or (iv) any Person who is an officer, director, general partner, member, trustee, or holder of ten percent (10%) or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence.

“Agreement” means this Limited Liability Company Operating Agreement, as originally executed and as amended from time to time, as the context requires. Words such as “herein”, “hereinafter”, “hereto”, “hereby” and “hereunder”, when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

“Available Cash” means the gross cash proceeds of the Company from any and all sources less the portion thereof used to pay or establish reserves for all Company costs, expenses, management fees, debt payments, capital improvements, replacements, and contingencies, all as determined by the Company. “Available Cash” shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of reserves previously established pursuant to the first sentence of this definition.

“Bankruptcy” means, with respect to a Person, the occurrence of any of the following events: (a) the filing by that Person of a petition commencing a voluntary case in bankruptcy under applicable bankruptcy laws; (b) entry against that Person of an order for relief under applicable bankruptcy laws; (c) written admission by that Person of its inability to pay its debts as they mature, or an assignment by that Person for the benefit of creditors; or (d) appointment of a receiver for the property or affairs of that Person.

“Business Day” means each day of the calendar year other than a Saturday, Sunday or a day on which commercial banks are required or authorized to close in the State of New York.

“Capital Account” means the account maintained for a Member determined in accordance with Article III.

“Capital Contribution” means the amount of money and fair market value of property contributed to the Company by a Member whether as an initial Capital Contribution or as an additional Capital Contribution.

“Certificate of Formation" means the document filed with the Secretary of State of the State of Delaware and through which the Company is formed and any duly authorized, executed and filed amendments or restatements thereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Company” is defined in the Preamble.

“Distribution” means transfer of property to a Member on account of a Membership Interest as described in Article V.

"Indemnified Person" means the Managing Member, any Affiliate of the Managing Member and any officer, director, employee or agent of the foregoing.

“Managing Member” means the Person designated to manage the Company pursuant to Section 8.1 of this Agreement.

“Member” means each of the parties hereto who holds a Membership Interest.

"Member Nonrecourse Deductions" has the meaning set forth in Regulations Section 1.704-2(i).

“Membership Interest” means the rights of a Member in Distributions (liquidating or otherwise) and allocations of the profits, losses, gains, deductions, and credits of the Company.

“Net Profits” and “Net Loss” means, for each Taxable Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Net Profits or Net Losses shall be added to such taxable income or loss; and

(b) Any expenditures of the Company described in Code Section 705(b)(2)(B) or treated as Code Section 705(b)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Losses shall be subtracted from such taxable income or loss.

“Non-Managing Members” means the Members other than the Managing Member, and any third party (other than the Managing Member) who acquires Membership Interests from a Non-Managing Member in any transaction permitted under this Agreement.

“Percentage Interest” means, with respect to any Member, the percentage interest of each Member set forth on Schedule A annexed hereto, as modified or supplemented from time to time.

“Person” means an individual, trust, estate, or any incorporated or unincorporated organization permitted to be a member of a limited liability company under the laws of the State of Delaware.

“Proceeding” means any administrative, judicial, or adversary proceeding, including, without limitation, litigation, arbitration, administrative adjudication, mediation, and appeal or review of any of the foregoing.

“Property” means all of the assets of the Company, both tangible and intangible, or any portion thereof.

“Regulations” means, except where the context indicates otherwise, the permanent, temporary, proposed, or proposed and temporary regulations of the Department of the Treasury under the Code, as such regulations may be lawfully changed from time to time (including corresponding provisions of succeeding regulations).

“Taxable Year” means the taxable year of the Company as determined for federal income tax purposes.

“Transfer” As a noun, any voluntary or involuntary transfer, sale, or other disposition and, as a verb, voluntarily or involuntarily to sell, assign, transfer, grant, give away, hypothecate, pledge or otherwise dispose of and shall include any transfer by will, gift or intestate succession.

ARTICLE II

FORMATION

2.1 Organization. The Company was formed as a Delaware limited liability company pursuant to the provisions of the Act on July 24, 2008.

2.2 Name. The name of the Company is “BioBalance LLC”. All business of the Company shall be conducted under the name “BioBalance LLC”. The Company shall hold all of its Property in the name of the Company and not in the name of any Member.

2.3 Term. The term of the Company commenced on the date of the formation of the Company in accordance with and pursuant to the Act, and shall continue until the Company is dissolved in accordance with either the provisions of this Agreement or the Act.

2.4 Registered Agent and Office. The registered agent for service of process and the registered office shall be that Person and location reflected in the Certificate of Formation as filed in the office of the Secretary of State of Delaware. The Managing Member may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Company shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be.

2.5 Principal Office. The principal office of the Company (“Principal Office”) shall be located at 1850 McDonald Avenue, Brooklyn, New York 11223, or such other place as may be determined by the Managing Member. The Company may also maintain offices and places of business at such other place or places as the Managing Member deems advisable.

2.6 Purpose. The Company was formed for the object and purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

2.7 Statutory Compliance. The Company shall exist under and be governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Delaware. The Managing Member may execute and file any duly authorized amendments to the Certificate of Formation from time to time in a form prescribed by the Act. The Managing Member shall also cause to be made, on behalf of the Company, such additional filings and recordings as the Managing Member shall deem necessary or advisable.

2.8 Title to Property. All real and personal property owned by the Company shall be owned by the Company as an entity and no Member shall have any ownership interest in such property in its individual name or right, and each Member’s interest in the Company shall be deemed personal property for all purposes.

2.9 Activities. The Managing Member shall devote so much of its business time and efforts to the furtherance of the business of the Company and performance of its responsibilities under this Agreement as it shall reasonably deem necessary.

ARTICLE III

CONTRIBUTIONS AND CAPITAL ACCOUNTS

3.1 Capital Contributions and Percentage Interests. The names, addresses, Capital Contributions and Percentage Interests of the Members are set forth on Schedule A annexed hereto.

3.2 Maintenance of Capital Accounts. The Company shall establish and maintain Capital Accounts for each Member and assignee. Each Member’s Capital Account shall be increased by (i) the amount of any money actually contributed by the Member to the capital of the Company, (ii) the fair market value of any property contributed by the Member, as determined by the Managing Member at the time of contribution (net of liabilities assumed by the Company or subject to which the Company takes such property), and (iii) the Member’s share of Net Profits. Each Member’s Capital Account shall be decreased by (i) the amount of any money actually distributed to the Member from the capital of the Company, (ii) the fair market value of any property distributed to the Member, as determined by the Managing Member at the time of distribution (net of liabilities of the Company assumed by the Member or subject to which the Member takes such property), and (iii) the Member’s share of Net Loss.

In the event any Member Transfers any Membership Interest in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations and any amendment or successor provision thereto.

3.3 Additional Capital Contributions. Except as otherwise provided herein, no Member shall be required to make any additional Capital Contributions to the Company.

3.4 Other Matters.

(a) Except as otherwise provided in this Agreement, no Member shall demand or receive a return of his Capital Contributions or withdraw from the Company. No Member shall have the right to withdraw any part of his Capital Contributions from the Company prior to its liquidation and termination, unless such withdrawal is permitted under this Agreement.

(b) No Member shall receive any interest, salary, or drawing with respect to his Capital Contributions or his Capital Account or for services rendered on behalf of the Company or otherwise in his capacity as a Member, except as otherwise provided in this Agreement or determined by the Managing Member.

ARTICLE IV

ALLOCATIONS

4.1 Allocation of Net Profits and Net Losses of the Company. Except as otherwise provided in this Article IV, Net Profits and Net Losses of the Company in each Taxable Year shall be allocated among the Members as follows:

(a) Net Profits. After giving effect to any special allocations set forth in this Section, Net Profits for any fiscal year shall be allocated in the following order and priority:

(1) First, to each Member in an amount equal to the excess, if any, of the cumulative amount of Net Losses previously allocated to such Member pursuant to Section 4.1(b)(i) over the cumulative amount of Net Income previously allocated to such Member pursuant to this Section 4.1(a)(1); and

(2) Second, among the Members pro rata in accordance with their respective Percentage Interests.

(b) Net Losses. After giving effect to any special allocations set forth in this Section, Net Losses shall be allocated between the Members in the following order and priority:

(1) First, to each Member in an amount equal to the excess, if any, of the cumulative amount of Net Profits previously allocated to such Member pursuant to Section 4.1(a)(2) over the cumulative amount of Net Losses previously allocated to such Member pursuant to this Section 4.1(b)(1), not to exceed, in the case of any Member, an allocation of Net Losses that would result in the Capital Account balance of such Member being reduced below zero; and

(2) Thereafter, the balance of such Net Losses shall be allocated pro rata to the Members in accordance with their respective Percentage Interests.

4.2 Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocation or distributions described in clauses (4), (5) or (6) of Regulations Section 1.704-1(b)(2)(ii)(d), items of Company income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 4.2 is intended to constitute a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d)(3).

4.3 Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for a fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss with respect to that Member Nonrecourse Debt shall be allocated among the Members based upon the ratio in which they bear the economic risk of loss.

4.4 Allocations for Federal Income Tax Purposes. The Company's ordinary income and losses, capital gains and losses and other tax items as determined for federal income tax purposes shall be allocated to the Members in the same manner as the corresponding "book" items are allocated pursuant to Section 4.1. Notwithstanding the foregoing sentence, federal income tax items with respect to property contributed to the Company by a Member shall be allocated among the Members in accordance with Section 704(c) of the Code so as to take into account the difference between the fair market value and the tax basis of such property to the contributing Member as of the date of its contribution to the Company. Unless otherwise determined by the Members, any allocations required by Code Section 704(c) shall be effectuated using the traditional method described in Regulation Section 1.704-3(b). Allocations pursuant to this Section 4.4 are solely for income tax purposes and shall not effect or in any way be taken into account on determining a Member's Capital Account or share of distributions.

4.5 Regulatory Allocations. The allocations set forth in Sections 4.2 and 4.3 (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of income or loss. Therefore, notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), offsetting special allocations of Net Profits or Net Loss, shall be made in whatever manner is appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement.

ARTICLE V

DISTRIBUTIONS

5.1 Distributions of Available Cash. Available Cash shall be distributed when determined by the Managing Member to and between the Members in proportion to their respective Percentage Interests. Available Cash shall be distributed to the Members pro rata in proportion to their respective Percentage Interests as and when required to enable the Members to make estimated tax payments attributable to their respective distributive shares of Net Profits, if any (“Tax Distributions”). Tax Distributions shall be based on the highest marginal federal, state and local individual tax rates in effect for the year in question.

5.2 Distributions Upon Liquidation. Distributions made in conjunction with the final liquidation of the Company, shall be applied or distributed as provided in Article XII.

5.3 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Section for all purposes under this Agreement. The Company is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state, or local government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law and shall allocate such amounts to the Members with respect to which such amount was withheld.

ARTICLE VI

RIGHTS AND DUTIES OF MEMBERS

6.1 Liability of Members. No Member shall be liable as such for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

ARTICLE VII

INDEMNIFICATION

7.1 Liability. No Indemnified Person shall be personally liable for the return of any contributions made to the capital of the Company by the Members. No Indemnified Person shall be liable to the Company or any Member for any act or omission of any other employee, broker or agent of the Company which results in losses to the Company due to the fraud, bad faith, willful misconduct or negligence, provided that such employee, broker or agent was selected, engaged and retained with reasonable care and, with regard to an employee, that such employee was supervised with reasonable care.

7.2 Indemnification. The Company shall indemnify and hold any Indemnified Person harmless from and against any loss, expense, damage or injury suffered or sustained by such Indemnified Person to the fullest extent permitted by law for any loss, damage, or claim incurred by such Indemnified Person by reason of any acts, omissions, or alleged acts or omissions arising out of any activity performed or not performed by such Indemnified Person, for or otherwise in connection with or related to the Company, other than for such actions or omissions constituting gross negligence or willful misconduct. This indemnification shall include, but not be limited to: (i) payment, as incurred, of reasonable attorneys' fees and other expenses incurred in settling any claim or threatened action, or incurred in investigating, preparing for, or defending any legal proceeding up to and including a final adjudication (including any fees and expenses incurred in seeking indemnification), and (ii) the removal of any liens affecting the property of an Indemnified Person (which liens shall be deemed a debt of the Company to such Indemnified Person to be repaid in this Agreement). If for any reason (other than the gross negligence, actions or omissions taken in bad faith, or willful misconduct of such Indemnified Person) the foregoing indemnification is unavailable to any Indemnified Person, or is insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and such Indemnified Person, on the other hand, or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above, but also any other relevant equitable considerations. The total obligation of the Company to all Indemnified Persons under this Section 7.2 shall be limited solely to the assets of the Company.

ARTICLE VIII

MANAGEMENT

8.1 Management and Authority.

The Company shall be managed by one or more designees of The BioBalance Corporation (such designees referred to collectively as the “Managing Member”). The Managing Member shall have such rights, duties and powers as are specified in this Agreement and the Act or as may be prescribed by the Members.

(a) General Rights, Duties and Powers of the Managing Member. The Managing Member is the general manager of the Company, and shall have complete and exclusive control over the management of the business of the Company.

(b) Specific Powers and Duties of the Managing Member. In addition to the general powers given to the Managing Member by law and by this Agreement, except as expressly limited by the provisions of this Agreement, the Managing Member shall have the power to enter into, make, sign, seal, deliver and perform all agreements, contracts, documents, instruments and other undertakings and to engage in all activities and transactions as may be necessary or desirable, in the sole discretion of the Managing Member, in order to carry out the business of the Company, all on behalf of the Company, including, without limitation, the following:

(i) to admit additional Non-Managing Members;

(ii) to acquire, hold, sell, transfer, exchange, pledge and dispose of Property, and exercise all rights, powers, privileges, and other incidents of ownership or possession with respect thereto;

(iii) to open, maintain and close bank accounts and draw checks or other orders for the payment of money;

(iv) to otherwise deal in any manner with the Property; and

(v) to make such elections under the Code and Regulations and other relevant tax laws as to the treatment of items of Company income, gain, loss, deduction and credit; including without limitation, elections referred to in Section 754 of the Code.

8.2 Managing Member's Standard of Care. The Managing Member's duty of care in the performance of its duties to the Company and the other Members is limited to the performance of such duties in good faith and with that degree of care that an ordinarily prudent person in a like position would use under similar circumstances. In performing such duties, the Managing Member shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case presented or prepared by (i) one or more agents or employees of the Company, or (ii) counsel, public accountants or other Persons as to matters that the Managing Member believes to be within such Person’s professional or expert competence. Except as may be otherwise required by the Act, the Managing Member shall not be personally liable to the Company or any Member for damages for any act or omission taken or suffered by the Managing Member in connection with this Agreement or the conduct of the business of the Company other than for such acts or omissions constituting gross negligence or willful misconduct. To the fullest extent permitted by law, the Managing Member shall not owe any fiduciary duty to the Members of the Company.

8.3 Reimbursement of Expenses. The Managing Member shall be entitled to reimbursement from the Company for all out-of-pocket costs and expenses incurred by it, in its reasonable discretion, for or on behalf of the Company.

8.4 Officers. The Managing Member may from time to time appoint one or more officers of the Company. Such officers shall serve on such terms and for such periods and shall have such powers and duties as shall be specified by the Managing Member. The Managing Member shall have the ability to remove officers with or without cause.

8.5 Approval of Consulting Agreement. The Managing Member hereby confirms the approval by the Company of the Consulting Agreement, of even date herewith, between the Company and The Meister Group, LLC (the “Consulting Agreement”).

ARTICLE IX

DISPOSITION OF MEMBERSHIP INTERESTS

9.1 Transfers of Membership Interests Restricted. No Member may Transfer all or a portion of such Member’s Membership Interest other than in compliance with this Article IX. Any Transfer of all or any part of the Membership Interest of a Member in violation of the provisions of this Article IX shall be null and void for all purposes. In addition, any Non-Managing Member that is not an individual shall not transfer any ownership interest therein without the prior written consent of the Managing Member.

9.2 Compliance with Code. Notwithstanding any provision of this Agreement to the contrary, no Transfer shall be made if such Transfer, alone or when combined with other transactions, would result in the termination of the Company within the meaning of Section 708 of the Code or under any other relevant section of the Code or any successor statute, or otherwise adversely affect the classification of the Company for income tax purposes.

9.3 Compliance with Securities Laws. No Transfer of any Membership Interest by a Non-Managing Member may be made without an opinion of counsel satisfactory to the Company and the Managing Member that such Transfer is subject to an effective registration under, or exempt from the registration requirements of, applicable State and Federal securities laws.

9.4 Instruments of Assignment. Membership Interests acquired by any third party pursuant to the provisions of this Article IX, as well as Membership Interests of a deceased Non-Managing Member or in the hands of a legal representative or distributees of a Non-Managing Member, shall continue to be subject to the restrictions set forth in this Article IX and elsewhere in this Agreement. No Transfer of all or any part of a Membership Interest otherwise permitted under this Agreement shall be binding upon the Company unless and until a duly executed and acknowledged counterpart of such assignment or instrument of transfer, in form and substance satisfactory to the Company and the Managing Member, has been delivered to the Company.

9.5 Record Ownership Conclusive. Notwithstanding a any provision of this Agreement to the contrary, the Company shall be entitled to treat the record holder of the Membership Interest of a Member as the absolute owner thereof, and shall incur no liability by reason of distributions made in good faith to such record holder, unless and until there has been delivered to the Company the assignment or other instrument of transfer and such other evidence as may be reasonably required by the Company to establish to the satisfaction of the Company that an interest has been assigned or transferred in accordance with this Agreement.

9.6 Permitted Transfers. Notwithstanding any provision contained herein to the contrary and subject to the provisions contained in this Article IX, on not less than ten (10) business days prior written notice to the Company and to the other Members, a Non-Managing Member who is an individual shall be permitted to transfer Membership Interests (i) to any other Member, (ii) to a trust created for the benefit of such Non-Managing Member or any of such Non-Managing Member’s parents, siblings, spouse or children or the children of any siblings of the Non-Managing Member, (iii) to a trust the settler of which is such Non-Managing Member, or (iv) to an entity with respect to which the Non-Managing Member exercises voting control at all times, provided that in all such instances the Non-Managing Member shall retain the sole right, if any, to vote such Membership Interests. In addition, subject to Section 9.8 below, upon the death of a Non-Managing Member who is an individual, the Membership Interests of such deceased Non-Managing Member may be transferred to his personal representative, executor or administrator of the deceased Non-Managing Member’s estate, as applicable (“Executor”) or otherwise in accordance with applicable law, provided that the Executor, transferee, heir, successor, assignee, and/or other distributee of such Membership Interests, as the case may be, from the deceased Non-Managing Member becomes a signatory to this Agreement and agrees to be bound by the terms thereof.

9.7 Right of First Refusal.

(a)  Unless otherwise consented to by the Members, no Member shall be permitted to transfer its Membership Interests hereunder prior to July 25, 2009 (the “Restricted Period”).

(b) Following the expiration of the Restricted Period, in the event that a Member (“Offering Member”) shall desire to sell all or a portion of its Membership Interests and has received from a third party which is not related to or affiliated with it (an “Offeror”) an irrevocable and unconditional bona fide arms-length written offer (a "Bona Fide Offer") for the purchase of its Membership Interests (the "Offered Interests"), the Offering Member shall promptly give a written notice (the "Sale Notice") to the Company and the other Members (the “Remaining Members”) which shall (i) state the nature and details of the sale transaction proposed to be effected; and (ii) be accompanied by a photocopy of the original executed Bona Fide Offer, certified to be a true and correct copy thereof. Notwithstanding the foregoing, no transfer to any Competitor (as defined) shall be permitted hereunder. For purposes of this Section, “Competitor” shall mean any person or entity then engaged in, or which proposes to engage in, the field of the development, manufacture, and/or sale of probiotic products or other products performing functions similar to ProBactrix®.

(c) For a period of thirty (30) days from the giving of the Sale Notice (the " Option Period"), each Remaining Member shall have an option to purchase all, and not less than all, of the Offered Interests, exercisable by a written notice (the “Remaining Member’s Notice”) from such Remaining Member to the Offering Member and to the Company of the desire of such Remaining Member (each, an “Electing Member”) to purchase all of Offered Interests on the terms specified in the Sale Notice. Such Remaining Member’s Notice shall be accompanied by evidence reasonably satisfactory to the Offeror that the Electing Member has sufficient cash on hand, or evidence of a binding commitment from a reputable financial institution, to fund the cash purchase price and consummate the transaction described in the Sale Notice. If two or more Electing Members deliver a Remaining Member’s Notice, then the Offered Interests shall be allocated among the Electing Members ratably in accordance with their respective Percentage Interests.

(d) If the Remaining Members elect to purchase all of the Offered Interests, the Offering Member shall be obligated to sell, and the Electing Members shall be obligated to purchase all of the Offered Interests specified in the Remaining Member’s Notices at the price and upon the terms set forth in the Bona Fide Offer. Pending (i) exercise by the Remaining Members of their respective options; or (ii) expiration, without exercise of the option, of the Option Period, the Offering Member shall not accept, consummate or, except as specified herein, otherwise act upon the Bona Fide Offer.

(e) If the Remaining Members do not elect to purchase all of the Offered Interests, or if they elect to purchase Offered Interests but do not timely close on the purchase of the Offered Interests in accordance with the terms hereof (other than on account of the default of the Offering Member), the Offering Member shall be entitled to sell all (but not less than all) of such Offered Interests which the Remaining Members do not elect to purchase (or have elected to purchase, but did not timely do so) to the Offeror, in the manner, at the price and upon the terms specified in the Bona Fide Offer, provided such action is consummated (i) within thirty (30) days from the last day of the Option Period and (ii) only with the Offeror who tendered the Bona Fide Offer. If such transaction specified in the Bona Fide Offer shall not have been so consummated within such thirty (30)-day period, then the Offering Member shall not thereafter have the right to consummate such transaction and its Membership Interests shall continue to be subject to the provisions of this Agreement in all respects as if the Sale Notice had never been given.

(f) The closing of a purchase by the Remaining Members pursuant to this Section 9.7 (the "Closing Date") shall take place thirty (30) days after the giving of the Remaining Members Notice.

(g) On the Closing Date, the Offering Member shall deliver to the Electing Members the certificate or certificates, if any, representing the Offered Interests, duly endorsed for transfer with all requisite transfer tax paid and stamps affixed. If the Offered Interests are evidenced by book-entry notation, then appropriate book-entry transfers shall be made as of the Closing Date. The Electing Members may require the delivery to them on the applicable Closing Date of such consents to transfer, tax waivers and releases of liens and certificates and opinions of counsel, as may be reasonably appropriate in connection with the transfer of any of the Offered Interests. On such Closing Date, all right, title and interest in the Offered Interests being sold shall be conveyed to the Electing Members, and the Offering Member shall thereafter cease to be, and shall have no rights, as a Member with respect to such Offered Interests.

(h) If the date upon which any action is required to be taken under this Agreement shall fall on a Saturday, Sunday or legal holiday, then such act shall be performed on the next succeeding business day.

9.8  Death of a Non-Managing Member.

(a) Upon the death of a Non-Managing Member (the “Deceased Non-Managing Member”), the Company shall have the option, but not the obligation, to purchase the Membership Interests of the Deceased Non-Managing Member at a price equal to the Fair Market Value of the Membership Interests (as defined below), exercisable by a written notice from the Company to the Deceased Non-Managing Member's Executor of the Company's desire to purchase as provided in this Section, which notice shall be delivered no later than ninety (90) days from the date of death of the Deceased Non-Managing Member. If the Non-Managing Members unanimously agree, then the Company may, at its own expense (and provided that the Non-Managing Members are insurable), carry policies of insurance on the lives of the Non-Managing Members in such amounts (“Life Policies”), as the Non-Managing Members deem necessary to purchase the Membership interests of a Deceased Non-Managing Member.

(b) “Fair Market Value” shall mean the price that a willing purchaser would pay and a willing seller would accept for the Membership Interests being transferred under this Section as of the proposed date of transfer, both purchaser and seller being fully informed of the relevant facts and neither being under a compulsion to purchase or sell. If not agreed upon by the Company and the Executor of the Deceased Non-Managing Member, then Fair Market Value shall be determined by an independent and qualified appraiser jointly selected by the parties, and shall be binding on the parties. All costs of any appraisal shall be paid equally by the Company and the estate of the Deceased Non-Managing Member.

(c) The closing of a purchase by the Company pursuant to this Section 9.8 (the "Closing Date") shall take place thirty (30) days after the expiration of the 90-day period provided in Section 9.8(a), above. The purchase price shall be paid by delivery of the Company’s non-negotiable promissory note which shall provide that the unpaid principal balance thereof shall bear interest at the Prime Rate (as defined below), payable in thirty six (36) equal monthly principal installments, together with interest accrued thereon, with the first payment being due and payable on the first day of the month following the Closing Date. “Prime Rate” as of any date shall mean the rate of interest set forth as the “Prime Rate” as published by The Wall Street Journal in its daily “Money Rates” column on such date Notwithstanding the foregoing, however, all proceeds of the Life Policies payable upon the death of the Deceased Non-Managing Member shall be paid to fund the purchase of the Deceased Non-Managing Member’s Membership Interest as and when received.

ARTICLE X

ACCOUNTING AND RECORDS; CERTAIN TAX MATTERS

10.1 Records to be Maintained.

(a) The Company shall maintain at its Principal Office separate books of account for the Company which shall reflect a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the operation of the Company business in accordance with generally accepted accounting principles consistently applied and, to the extent inconsistent therewith, in accordance with this Agreement. Each Member shall, at his sole expense, have the right, or reasonable notice, to examine, copy, and audit the Company’s books and records during normal business hours.

(b) The Company shall maintain the following records at its Principal Office:

(i) A current list of the full name and last known business address of each Member;

(ii) A copy of the Certificate of Formation and all amendments thereto;

(iii) Copies of the Company’s income tax returns and reports for the three most recent Taxable Years;

(iv) Copies of this Agreement and any admission agreement, including all amendments thereto; and

(v) Any audited financial statements of the Company.

10.2 Reports. The Company shall be responsible for the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s accountants. The Company shall provide the Members, not less frequently than annually, with financial statements of the Company that may be unaudited, including a balance sheet and related statements of income and retained earnings and changes in financial position. Each Non-Managing Member will also be furnished with adequate information necessary for the preparation of its federal income tax return, including a copy of Form K-1.

10.3 Tax Returns; Information. The Company shall arrange for the preparation of all income and other tax returns of the Company and shall cause the same to be filed in a timely manner. The Company shall furnish to each Member a copy of each such return, together with any schedules or other information each Member may require in connection with such Member’s own tax affairs.

10.4 Tax Matters Member. The Managing Member is specifically authorized to act as the Tax Matters Member under the Code and in any similar capacity under state or local law.

ARTICLE XI

WITHDRAWALS; ACTION FOR PARTITION; BREACHES

11.1 Waiver of Partition. No Member shall, either directly or indirectly, take any action to require partition, file a bill for Company accounting or appraisement of the Company or of any of its assets or properties or cause the sale of any Company property and, notwithstanding any provisions of applicable law to the contrary, each Member (and each of such Member’s legal representatives, successors, or assigns) hereby irrevocably waives any and all rights it may have to maintain any action for partition or to compel any sale with respect to its Membership Interest, or with respect to any assets or properties of the Company, except as expressly provided in this Agreement.

11.2 Covenant Not to Withdraw or Dissolve. Except as otherwise provided in this Agreement, each Member hereby covenants and agrees that the Members have entered into this Agreement based on their mutual expectation that all Members will continue as Members and carry out the duties and obligations undertaken by them hereunder and that, except as otherwise expressly required or permitted hereby, each Member hereby covenants and agrees not to, without the prior written consent of the Managing Member, (a) take any action to file a certificate of dissolution or its equivalent with respect to itself, (b) take any action that would cause voluntary bankruptcy of such Member, (c) withdraw or attempt to withdraw from the Company, (d) exercise any power under the Act to dissolve the Company, (e) Transfer all or any portion of its Membership Interest in the Company except as expressly permitted hereunder, (f) petition for judicial dissolution of the Company, or (g) demand a return of such Member’s contributions or profits (or a bond or other security for the return of such contributions or profits).

ARTICLE XII

DISSOLUTION AND WINDING UP

12.1 Dissolution; Liquidating Events. The Company shall be dissolved and its affairs wound up upon the first to occur of the following events:

(a) the written consent of the Managing Member;

(b) the sale of all or substantially all of the assets of the Company without any contemplated reinvestment of proceeds following such sale, as determined by the Managing Member; or

(c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

Notwithstanding the foregoing, the dissolution of the Company during the one-year period commencing on the date of this Agreement shall require the unanimous written consent of the Members.

12.2 Effect of Dissolution. Upon dissolution, the Company shall cease carrying on as distinguished from the winding up of the Company business, but the Company shall not be terminated, and shall continue until the winding up of the affairs of the Company is completed in accordance with the Act.

12.3 Liquidating Agent. The liquidation of the Company shall be conducted and supervised by the Managing Member or the Managing Member’s designee (the "Liquidating Agent"). The Liquidating Agent hereby is authorized and empowered to execute any and all documents and to take any and all actions necessary or desirable to effectuate the dissolution and liquidation of the Company in accordance with this Agreement. Promptly after the termination of the Company, the Liquidating Agent shall cause to be prepared and furnished to the Members a statement setting forth the assets and liabilities of the Company as of the date of termination. The Liquidating Agent, to the extent practicable, shall liquidate the assets of the Company as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice. Neither the Managing Member nor the Liquidating Agent will be personally liable for the return of the capital contributions of the Non-Managing Members, it being expressly understood that such returns will be repayable only from the Company's assets.

12.4 Distribution of Assets on Dissolution. Upon the winding up of the Company, the Company’s assets shall be distributed in the following order of priority, after giving effect to all distributions made under Article V hereof and after establishing such reserves as the Liquidating Agent shall deem necessary or appropriate:

(a) to creditors, including Members who are creditors, in satisfaction of the Company's liabilities;

(b) to Members in accordance with positive Capital Account balances, taking into account all Capital Account adjustments for the Company’s Taxable Year in which the liquidation occurs until all capital accounts are reduced to zero, and thereafter in accordance with the Members’ Percentage Interests. Liquidation proceeds shall be paid within 60 days of the end of the Company’s Taxable Year or, if later, within 90 days after the date of liquidation. Such distributions shall be in cash or property (which need not be distributed proportionately) or partly in both, as determined by the Managing Member.

12.5 Winding Up and Certificate of Cancellation. The winding up of the Company shall be completed when all debts of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining assets of the Company have been distributed to the Members in accordance with the provisions of the Act.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1 Entire Agreement. This Agreement represents the entire agreement among the parties hereto with respect to the subject matter hereof.

13.2 Loans by Members. Loans by Members to the Company shall be made voluntarily and only upon such terms and conditions as the Managing Member may determine.

13.3 No Partnership Intended for Nontax Purposes. The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership under any partnership or limited partnership act. The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

13.4 Rights of Creditors and Third Parties under Agreement. This Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members, and their permitted successors and assigns. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement or any agreement between this Company and any Member with respect to any Capital Contribution or otherwise.

13.5 Competing Business Activities. Except as otherwise set forth in the Consulting Agreement, which shall supersede the provisions of this Section 13.5 to the extent inconsistent therewith, each Member, including the Managing Member, may engage in, invest in, participate in, or otherwise enter into, any other businesses arrangements of every nature and description, now or hereafter existing, individually or with others including other Members, whether or not such businesses or professions compete directly with the Company and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. Subject to the foregoing, (a) neither the Company nor any other Member shall have any rights in or to any such business arrangements or the income or profits therefrom, even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and the Members shall have the right to take for their own accounts (individually or as a partner or fiduciary) or to recommend to others any such particular investment or other opportunity, and (b) no Member, including the Managing Member, shall be obligated to afford to the Company any business opportunity.

13.6 Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and sent by overnight courier, or by telephone or facsimile, if such telephone conversation or facsimile is followed by a hard copy of the telephone conversation or facsimiled communication sent by overnight courier, charges prepaid, addressed as reflected in the books and records of the Company or to such other address as such Person may from time to time specify by notice to the Company. Any such notice shall be deemed to be delivered, given, and received as of the date so delivered.

13.7 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective permitted successors, transferees and assigns.

13.8 Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member. The terms of this Agreement are intended to embody the economic relationship among the Members and shall not be subject to modification without the consent of all of the Members.

13.9 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

13.10 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

13.11 Incorporation by Reference. Each agreement, instrument, schedule or exhibit attached to this Agreement and/or referred to herein is incorporated in this Agreement by reference and made a part hereof as if fully set forth herein.

13.12 Further Action. Each Member agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

13.13 Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the person or persons may require.

13.14 Governing Law. The laws of the State of Delaware (without reference to its choice of laws principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Members.

13.15 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

13.16  Amendment of Operating Agreement. This Agreement may be amended by action of the Managing Member without the consent or approval of any Non-Managing Member if: (i) the amendment is solely for the purpose of clarification and does not change the substance of the Agreement; or (ii) in the opinion of the Company's counsel, the amendment is necessary or appropriate to satisfy requirements of the Code with respect to the Company or of any applicable securities or other legal requirements and the amendment does not adversely affect the interests of the Non-Managing Members. No other amendment to this Agreement may be made without the written consent of the Managing Member and all of the Non-Managing Members.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Limited Liability Company Agreement has been executed and delivered as of the date first above written.

MANAGING MEMBER:

THE BIOBALANCE CORPORATION

By: /s/Murry Englard
Name: Murry Englard
Title: Chief Executive Officer

NON-MANAGING MEMBER:

/s/Yitz Grossman
Yitz Grossman

[SIGNATURE PAGE – BIOBALANCE LLC OPERATING AGREEMENT]

SCHEDULE A

OPERATING AGREEMENT OF BBAL LLC

Members	Capital Contribution	Percentage Interest	Address
The BioBalance Corporation	The intellectual property of The BioBalance Corporation, valued at $628,056.	66-2/3%	1850 McDonald Avenue, Brooklyn, New York 11223
Yitz Grossman	0	33-1/3%	5 Dogwood Lane, Lawrence, New York 11559